EXHIBIT 3.95
Articles of Incorporation
Closure Systems International Holdings (Japan) KK
[Notarization of this Articles of Incorporation 15 January, 2008]
[Establishment of Company 18 January 2008]
[Revised March 31, 2009]

CHAPTER I. GENERAL PROVISIONS
Article 1. (Trade name)
The name of the Company shall be “Closure Systems International Holdings Japan Kabushiki Kaisha”, which shall be indicated in English as “Closure Systems International Holdings (Japan) KK”.
Article 2. (Objects)
The objects of the Company shall be to engage in the following businesses:
(1) controlling and managing of business activities of companies by holding shares or interests in such companies;
(2) providing loans to related and affiliated companies;
(3) providing collateral for obligations of affiliated entities (including the Company’s shareholders and their affiliated entities), in particular in the form of guarantees, pledges, global assignments, transfers for security purposes and assignments for security purposes, for its own benefit and for the benefit of any other company or person; and
(4) any other business activities incidental or relating to any of the foregoing.
Article 3. (Location of head office)
The head office of the Company shall be located in Minato-ku, Tokyo.
Article 4. (Method of public notice)
Public notices of the Company shall be published in the Official Gazette (Kanpo).
Article 5. (Organizations)
The Company shall have the following bodies, in addition to the general meeting of shareholders and directors:
(1) Statutory auditor(s); and
(2) Accounting auditor.
CHAPTER II. SHARES
Article 6. (Total number of authorised shares)
The total number of shares authorised to be issued by the Company shall be 1,000 shares.
Article 7. (Non-issuance of share certificates)
The Company shall not issue any share certificate for any share of the Company.

Article 8. (Restriction on transfer of shares)
1. Any share issued by the Company shall be deemed to be a “transferability restricted share (jotoseigen kabushiki)” (as defined in the Companies Act).
2. In order to acquire any share of the Company, the relevant shareholder or share acquirer must obtain the approval of general meetings of shareholders.
Article 9. (Request for registration of share transfer)
In order to request the registration of a transfer of any share of the Company on the register of shareholders, the acquirer of the share and the relevant registered shareholder or the acquirer’s heir or general successor shall jointly make such request by completing and affixing their seals on or signing the Company-prescribed request form and submitting the same to the Company; provided, however, that if there exists any event set forth in the Ordinance of the Ministry of Justice which are not likely to harm the interest of any stakeholder, the relevant acquirer may make such request on its own, in which case, the acquirer must submit a document which certifies the existence of such event.
Article 10. (Registration of pledge and designation of trust)
Any person requesting a registration of pledge or designation of trust on any share of the Company shall complete and execute the Company-prescribed request form and submit the same to the Company. The same shall apply to any cancellation of such registration or designation.
Article 11. (Fees)
Any person making any request under the preceding two Articles shall pay to the Company such fees as the Company may from time to time determine.
CHAPTER III. GENERAL MEETING OF SHAREHOLDERS
Article 12. (Timing of the meetings)
An annual general meeting of shareholders of the Company shall be held within three (3) months from the last day of each financial year. Extraordinary general meetings of shareholders of the Company shall be held whenever necessary. The record date for the Company’s ordinary general meeting of shareholders shall be 31 December of each year.
Article 13. (Person calling the meeting and chairperson of the meeting)
1. Except as otherwise provided for by the relevant laws or regulations, any general meeting of shareholders shall be called by directors.
2. A director of the Company shall act as chairperson at all general meetings of shareholders. When there are two or more directors, a director predetermined by the directors shall act as chairperson. Should the director be unable to so act, another director selected according to an order predetermined by the directors shall act in his place.
Article 14. (Resolutions)

1. Except as otherwise provided for by the relevant laws or regulations or these Articles of Incorporation, the affirmative votes of more than half of the voting rights held by all of the shareholders present who are entitled to exercise their voting rights shall be required to pass any resolution.
2. With respect to any resolution set forth in Paragraph 2, Article 309 of the Companies Act, the quorum shall be the presence of at least one-third of all of the voting rights held by the shareholders who are entitled to exercise their voting rights, and the affirmative votes of at least two-thirds of such voting rights shall be required to pass any such resolution.
3. Notwithstanding the preceding two Paragraphs, if a director or a shareholder submits a proposal for any matter to be resolved at a general meeting of shareholders and all of the shareholders (entitled to exercise their voting rights for such matter) give their consent thereto in writing or electromagnetic record, such matter shall be deemed to have been resolved by a general meeting of shareholders.
Article 15. (Minutes)
With respect to the proceedings of any general meeting of shareholders, minutes shall be prepared in accordance with the Ordinance of the Ministry of Justice by recording in writing or electromagnetic record the date and time and place of the meeting, the outline of the proceedings of the meeting and the results thereof and any other matter as required under the relevant laws or regulations.
CHAPTER IV. DIRECTORS
Article 16. (Number of directors)
The Company shall have one (1) or more directors.
Article 17. (Election and dismissal of directors)
1. Directors shall be elected or dismissed by a resolution of the general meeting of shareholders.
2. With respect to any resolution to elect or dismiss a director, the quorum shall be the presence of at least one-third of all of the voting rights held by the shareholders who are entitled to exercise their voting rights, and the affirmative votes of more than half of such voting rights shall be required to pass any such resolution.
3. The election of directors shall not be conducted by cumulative voting.
Article 18. (Term of office of directors)
1. The term of office of a director shall expire upon the conclusion of the ordinary general meeting of shareholders for the last business year ending within two (2) years from his election. Directors may be re-elected.
2. The term of office of a director elected to fill a vacancy shall be the same as the remaining term of office of other directors.

Article 19. (Representative of the Company)
Each director shall respectively represent the Company. The operations of the Company shall be decided by a majority of the directors.
Article 20. (Remuneration of directors)
The amount of remuneration, bonus and any other economic benefit to be paid by the Company as the consideration (the Remuneration) payable to directors for their services shall be determined by a resolution of the general meeting of shareholders.
CHAPTER V. STATUTORY AUDITORS
Article 21. (Number of statutory auditors)
The Company shall have one (1) or more statutory auditor(s).
Article 22. (Election and dismissal of statutory auditors)
1. Statutory auditors shall be elected or dismissed by a resolution of the general meeting of shareholders.
2. With respect to any resolution to elect a statutory auditor, the quorum shall be the presence of at least one-third of all of the voting rights held by the shareholders who are entitled to exercise their voting rights, and the affirmative votes of more than half of such voting rights shall be required to pass any such resolution.
3. With respect to any resolution to dismiss a statutory auditor, the quorum shall be the presence of at least one-third of all of the voting rights held by the shareholders who are entitled to exercise their voting rights, and the affirmative votes of two-thirds or more of such voting rights shall be required to pass any such resolution.
Article 23. (Term of office of statutory auditors)
1. The term of office of a statutory auditor shall expire upon the conclusion of the ordinary general meeting of shareholders for the last business year ending within four (4) years after his or her election.
2. The term of office of a statutory auditor elected to fill a vacancy shall correspond to the unexpired term of office of his or her predecessor.
Article 24. (Remuneration of statutory auditors)
The amount of remuneration, bonus and any other economic benefit to be paid by the Company as the consideration (the Remuneration) payable to statutory auditors for their services shall be determined by a resolution of the general meeting of shareholders.
CHAPTER VI. ACCOUNTING AUDITOR
Article 25. (Election and dismissal of accounting auditor)
1. An accounting auditor shall be elected or dismissed by a resolution of the general meeting of shareholders.

2. With respect to any resolution to elect or dismiss an accounting auditor, the quorum shall be the presence of at least one-third of all of the voting rights held by the shareholders who are entitled to exercise their voting rights, and the affirmative votes of more than half of such voting rights shall be required to pass any such resolution.
Article 26. (Term of office of accounting auditor)
1. The term of office an accounting auditor shall expire upon the conclusion of the ordinary general meeting of shareholders for the last business year ending within one (1) year after being elected.
2. An accounting auditor shall, unless otherwise resolved at the ordinary general meeting of shareholders set forth in the preceding Paragraph, be deemed to be re-elected at the ordinary general meeting of shareholders.
CHAPTER VII. ACCOUNTING
Article 27. (Business year)
The business year of the Company shall be from 1 January of each year until 31 December of the same year.
Article 28. (Record date for payment of annual dividend)
1. The record date for the Company’s payment of an annual dividend shall be 31 December of each year.
2. In addition to the preceding Paragraph, the Company may pay a dividend by determining a different record date.
Article 29. (Lapse of dividend period)
1. With respect to any dividend payable in cash, the Company shall be released of its obligation to pay the dividend if the relevant dividend is not accepted within three (3) years after the day when it first becomes payable.
2. No interest shall accrue on any dividend paid in cash pursuant to the preceding Article.